                                        OMB APPROVAL

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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                      (Amendment No. 1)

                           HSN, INC.
                       (Name of Issuer)

                         COMMON STOCK

----------------------------------------------------------------

                    (Title of Class of Securities)

                            40429R109
                         (CUSIP Number)


Check the following box if a fee is being paid with the statement
/ /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91)

SCHEDULE 13G

CUSIP No. 40429R109                            Page 2 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

SNYDER CAPITAL MANAGEMENT, L.P.
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/XX/
                                                    (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   NOT APPLICABLE
     BENEFICIALLY        -----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     NOT APPLICABLE
     REPORTING           -----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     NOT APPLICABLE
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              NOT APPLICABLE
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     NOT APPLICABLE
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     NOT APPLICABLE
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IA
------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 40429R109                            Page 3 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

SNYDER CAPITAL MANAGEMENT, INC.
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/XX/
                                                    (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   NOT APPLICABLE
     BENEFICIALLY        -----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     NOT APPLICABLE
     REPORTING           -----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     NOT APPLICABLE
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              NOT APPLICABLE
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     NOT APPLICABLE
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     NOT APPLICABLE
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO
------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 40429R109                            Page 4 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

ALAN BARRY SNYDER
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/XX/
                                                    (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
------------------------------------------------------------------
     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   NOT APPLICABLE
     BENEFICIALLY        -----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     NOT APPLICABLE
     REPORTING           -----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     NOT APPLICABLE
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              NOT APPLICABLE
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     NOT APPLICABLE
------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     NOT APPLICABLE
------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 40429R109                              Page 5 of 7 Pages

ITEM 1.

     (a)  The name of the issuer is HSN, Inc. ("HSN").

     (b) The principal executive office of HSN is located at 2501 118th Avenue North, St. Petersburg, FL 33716.


ITEM 2.

     (a) The names of the persons filing this statement are Snyder Capital Management, L.P. ("SCMLP"), Snyder Capital Management, Inc. ("SCMI") and Alan Barry Snyder ("Snyder") (collectively, the
"Filers").

     (b) The principal business office of the Filers is located at 350 California Street, Suite 1460, San Francisco, CA 94104.

     (c) SCMLP is a Delaware limited partnership. SCMI is a California corporation. Snyder is a citizen of the United States of America.

     (d)  This statement relates to shares of Common Stock of HSN
(the "Stock").

     (e)  The CUSIP number of the Stock is 40429R109.


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  /  /  Broker or Dealer registered under Section 15 of the
Act.

     (b)  /  /  Bank as defined in section 3(a)(6) of the Act.

     (c) / / Insurance Company as defined in section 3(a)(19) of the Act.

     (d) / / Investment Company registered under section 8 of the Investment Company Act.

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
Security Act of 1974 or Endowment Fund; see section 240.13d-
1(b)(1)(ii)(F).

SCHEDULE 13G

CUSIP No. 40429R109                              Page 6 of 7 Pages

     (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G)

     (h)) /XX/  Group, in accordance with section 240.13d-
1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP.

The Filers beneficially own 5% or less of the Stock.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /XX/.

Instruction: Dissolution of a group requires a response to this item.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

SCMLP is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than 5 percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

SCMLP is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. SCMI is the general partner of SCMLP. Snyder is the controlling shareholder of SCMI. SCMI previously filed a Schedule 13G with respect to its beneficial ownership of the Stock.

SCHEDULE 13G

CUSIP No. 40429R109                              Page 7 of 7 Pages


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amended statement is true, complete and correct.

DATED:     February 12, 1998

SNYDER CAPITAL MANAGEMENT, L.P.

By:  Snyder Capital Management, Inc.
     General Partner


     By:  /s/ Alan B. Snyder
          Alan B. Snyder, President

SNYDER CAPITAL MANAGEMENT, INC.


By:  /s/ Alan B. Snyder
     Alan B. Snyder, President


/s/ Alan B. Snyder
Alan B. Snyder